Exhibit 10.1

THIRD AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT is made as of August 11, 2014 by and among ZAIS FINANCIAL CORP., a Maryland corporation (the “Company”), ZAIS Financial Partners, L.P., a Delaware partnership (the “Operating Partnership”), ZAIS Asset I, LLC, a Delaware limited liability company (“Asset I”), ZAIS Asset II, LLC, a Delaware limited liability company (“Asset II”), ZAIS Asset III, LLC, a Delaware limited liability company (“Asset III”), ZAIS Asset IV, LLC, a Delaware limited liability company, ZAIS Funding, Inc., a Delaware corporation, ZFC Trust, a Maryland trust, ZFC Trust TRS I, LLC, a Delaware limited liability company, and ZAIS REIT Management, LLC, a Delaware limited liability company (together with its permitted assignees, the “Advisor”).

WHEREAS, the Company is a corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2011;

WHEREAS, the Company, the Operating Partnership and each of the Subsidiaries (defined below) retained ZAIS Group, LLC (the “ZAIS”) to provide investment advisory services to them on the terms and conditions set forth in the Investment Advisory Agreement, dated August 3, 2011 (the “Investment Advisory Agreement”);

WHEREAS, the parties to the Investment Advisory Agreement amended such agreement as of October 11, 2012 to reflect the assignment of such agreement from ZAIS to the Advisor (the “First Amended and Restated Investment Advisory Agreement”), pursuant to that certain Assignment of Investment Advisory Agreement, dated October 11, 2012, by and among ZAIS and the Advisor, and to make certain other amendments;

WHEREAS, the parties to the First Amended and Restated Investment Advisory Agreement amended such agreement as of December 13, 2012 (the “Second Amended and Restated Investment Advisory Agreement”) to revise the definition of the defined term Stockholders' Equity, to add additional subsidiaries of the Operating Partnership as parties and to make certain other amendments;

WHEREAS, the Advisor and its affiliates continue to develop a loan sourcing infrastructure, including the requisite sourcing and seller technologies, due diligence and settlement systems and other programs, policies and software, intended to enable the Subsidiaries to purchase newly originated residential mortgage loans underwritten pursuant to the Advisor’s underwriting standards from approved sellers at favorable pricing; and

WHEREAS, the parties desire to amend the Second Amended and Restated Investment Advisory Agreement to provide for such services to be provided by the Advisor or its affiliates for a fixed loan sourcing fee to be paid by the Company to the Advisor or its affiliates and to make certain other amendments;

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.                Definitions. The following terms have the following meanings assigned to them:

(a) “ABS” means asset-backed securities.

(b) “Advisor Indemnified Party” shall have the meaning set forth in Section 11(a) of this Agreement.

(c) “Affiliate” means, when used with reference to a specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the specified Person.

(d) “Agency RMBS” means residential mortgage-backed securities for which a U.S. government entity guarantees payment of principal and interest to holders of the securities.

(e) “Agreement” means this Second Amended and Restated Investment Advisory Agreement, as amended from time to time.

(f) “Asset I” means ZAIS Asset I, LLC, a Delaware limited liability company.

(g) “Asset II” means ZAIS Asset II, LLC, a Delaware limited liability company.

(h) “Asset III” means ZAIS Asset III, LLC, a Delaware limited liability company.

(i) “Assets” means the assets of the Company and the Subsidiaries.

(j) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(k) “Base Advisory Fee” means a base advisory fee equal to 1.5% per annum, calculated and paid quarterly in arrears, of (i) prior to the Listing, Net Asset Value, (ii) after the Listing, the Stockholders’ Equity.

(l) “Board of Directors” means the Board of Directors of the Company.

(m) “CMBS” means commercial mortgage-backed securities.

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

(p) “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(q) “Company Indemnified Party” shall have the meaning set forth in Section 11(b) of this Agreement.

(r) “Conduit Program” means the program pursuant to which the Advisor or its affiliates sources or facilitates the purchase of newly originated residential mortgage loans by Subsidiaries from sellers approved by the Advisor or its affiliates utilizing the underwriting guidelines and policies established by the Advisor or its affiliates.

(s) “Control” (including the correlative meanings of the terms “Controls,” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

(t) “Effective Termination Date” shall have the meaning set forth in Section 13(a) of this Agreement.

(u) “Excess Funds” shall have the meaning set forth in Section 2(m) of this Agreement.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Expenses” shall have the meaning set forth in Section 9 of this Agreement.

(x) "First Amended and Restated Investment Advisory Agreement" means the First Amended and Restated Investment Advisory Agreement, dated October 11, 2012, by and among the Company, the Operating Partnership and each of the Subsidiaries.

(y) “GAAP” means generally accepted accounting principles, as applied in the United States.

(z) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(aa) “Guidelines” shall have the meaning set forth in Section 2(b)(ii) of this Agreement.

(bb) “Indemnitee” shall have the meaning set forth in Section 11(b) of this Agreement.

(cc) “Indemnitor” shall have the meaning set forth in Section 11(c) of this Agreement.

(dd) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Advisor or any Person directly or indirectly controlling or controlled by the Advisor or its Affiliates, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Common Stock is listed.

(ee) “Initial Term” shall have the meaning set forth in Section 13 of this Agreement.

(ff) “Investment Advisory Agreement” means the Investment Advisory Agreement, dated August 3, 2011, by and among the Company, the Operating Partnership and each of the Subsidiaries.

(gg) “Investment Committee” means the Advisor’s investment committee that will oversee the Company’s acquisition and financing strategies as well as compliance with the Company’s investment guidelines.

(hh) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(ii) “Liabilities” means the liabilities of the Company and the Subsidiaries.

(jj) “LIBOR” means London Interbank Offered Rate.

(kk) “Listing” means the listing of shares of Common Stock on the NASDAQ Capital Market or another U.S. national securities exchange.

(ll) “Loan Sourcing Fee” means a fee calculated and paid quarterly in arrears equal to 0.50% of the principal balance of newly originated residential mortgage loans sourced by the Advisor or its affiliates through the Conduit Program and acquired by the Subsidiaries.

(mm) “Loan Sourcing Fee Reimbursement” shall have the meaning set forth in Section 8(b)(i) of this Agreement.

(nn) “Monitoring Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(oo) “Net Asset Value” means the value of all of the Assets determined by the Advisor as of the close of business on the day on which the Assets are being valued less all of the Company’s Liabilities. In each case, the Company’s net Assets will be determined on the accrual basis of accounting utilizing GAAP as a guideline.

(pp) “Non-Agency RMBS” means residential mortgage-backed securities that are not issued or guaranteed by a U.S. government agency or federally chartered corporation.

(qq) “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 13(a) of this Agreement.

(rr) “Offering” means the Company’s offering of Common Stock and OP units pursuant to a confidential exchange offer statement, dated May 25, 2011, and the supplement thereto dated July 14, 2011, which closed on August 3, 2011.

(ss) “Operating Partnership” means ZAIS Financial Partners, L.P.

(tt) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(uu) “Portfolio Management Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(vv) “REIT” means a “real estate investment trust” as defined under the Code.

(ww) “Renewal Term” shall have the meaning set forth in Section 13(a) of this Agreement.

(xx) "Second Amended and Restated Investment Advisory Agreement" means the Second Amended and Restated Investment Advisory Agreement, dated December 13, 2012, by and among the Company, the Operating Partnership and each of the Subsidiaries.

(yy) “Securities Act” means the Securities Act of 1933, as amended.

(zz) “Stockholders’ Equity” means:

(i) The Net Asset Value of the Operating Partnership at completion of the Listing, plus

(ii) the sum of the net proceeds from any issuances of the Company’s capital stock and the Operating Partnership's equity securities (exclusive of Operating Partnership equity securities held by the Company or its controlled subsidiaries) following the completion of the Listing (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus

(iii) the Company’s retained earnings at the end of the most recently completed quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(iv) any amount that the Company pays for repurchases of the Common Stock since inception, any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income), as adjusted to exclude

(v) one-time events pursuant to changes in GAAP and certain non-cash items after discussions between the Advisor and the Company’s Independent Directors and approved by a majority of the Company’s Independent Directors.

For purposes of calculating Stockholders’ Equity, outstanding OP Units (other than OP Units held by the Company) shall be treated as outstanding shares of capital stock of the Company.

(aaa) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company. Initially, the Subsidiaries shall be Asset I, Asset II and Asset III.

(bbb) “Target Assets” means residential mortgage loans, Non-Agency RMBS, Agency RMBS and other real estate-related and financial assets, including, but not limited to, CMBS and ABS.

(ccc) “Termination Fee” shall have the meaning set forth in Section 13(b) of this Agreement.

(ddd) “Termination Notice” shall have the meaning set forth in Section 13(a) of this Agreement.

(eee) “Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

(fff) “ZAIS” means ZAIS Group, LLC.

Section 2.                 Appointment and Duties of the Advisor.

(a) The Company and each of the Subsidiaries hereby appoints the Advisor to manage the assets of the Company and the Subsidiaries subject to the further terms and conditions set forth in this Agreement and the Advisor hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Advisor shall be exclusive to the Advisor except to the extent that the Advisor otherwise agrees, in its sole and absolute discretion, and except to the extent that the Advisor elects, pursuant to the terms of this Agreement, to cause the duties of the Advisor hereunder to be provided by third parties.

(b) The Advisor, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Advisor hereby. The Advisor will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

(i) forming the Investment Committee, which will propose guidelines to be approved by a majority of the members of the Board of Directors prior to the Listing and a majority of the Company’s Independent Directors after the Listing;

(ii) serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the guidelines and other parameters for the Assets, financing activities and operations, any modifications to which shall be approved by a majority of the members of the Board of Directors prior to the Listing and a majority of the Independent Directors after the Listing (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

(iii) sourcing newly originated residential mortgage loans in accordance with the Conduit Program and periodically reviewing and, if necessary, updating the underwriting guidelines and policies of the Conduit Program;

(iv) developing the loan sourcing infrastructure related to the Conduit Program, including sourcing and seller technologies, due diligence and settlement systems and other programs, policies and software;

(v) providing the Company with portfolio management;

(vi) investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of Assets consistent with the Guidelines;

(vii) with respect to prospective purchases, sales or exchanges of Assets, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(viii) advising the Company on and negotiating and entering into, on behalf of the Company and the Subsidiaries, repurchase agreements, interest rate swap agreements and other hedging instruments, and all other agreements and instruments required for the Company and the Subsidiaries to conduct their business;

(ix) engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company’s expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to Assets (or potential Assets);

(x) coordinating and managing operations of any co-investment interests or joint venture held by the Company and the Subsidiaries and conducting all matters with the co-investment partners or joint venture;

(xi) providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

(xii) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Advisor and the Board of Directors, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

(xiii) communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy any reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xiv) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xv) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as so modified from time to time, with the Company’s qualification as a REIT and with the Guidelines;

(xvi) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xvii) counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(xviii) assisting the Company and the Subsidiaries in developing criteria for asset purchase commitments that are specifically tailored to the Company’s objectives and strategies and making available to the Company and the Subsidiaries its knowledge and experience with respect to the Target Assets, other real estate-related assets and non-real estate-related assets;

(xix) furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Advisor;

(xx) monitoring the operating performance of Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xxi) deploying and redeploying any moneys and securities of the Company and the Subsidiaries (including acquiring short-term Assets pending the acquisition of other Assets, payment of fees, costs and expenses, or payments of dividends to stockholders of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

(xxii) assisting the Company and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xxiii) assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxiv) assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by any securities exchange requirements;

(xxv) assisting the Company and the Subsidiaries in taking all necessary actions to enable them to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xxvi) placing, or arranging for the placement of, all orders pursuant to the Advisor’s investment determinations for the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxvii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company’s and/or the Subsidiaries’ behalf in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Advisor or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxviii) using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxix) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company and the Subsidiaries;

(xxx) advising the Company and the Subsidiaries with respect to and structuring long term financing vehicles for their portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxxi) performing such other services as may be required from time to time for management and other activities relating to the assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Advisor shall deem appropriate under the particular circumstances; and

(xxxii) using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Advisor will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Assets. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Advisor will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company and the Subsidiaries; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c) For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Advisor as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Advisor, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d) The Advisor may enter into agreements with other parties, including its affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries to provide property management, asset management, leasing, development and/or other services to the Company and the Subsidiaries (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that (i) any such agreements entered into with affiliates of the Advisor shall be (A) on terms no more favorable to such affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the members of the Board of Directors prior to the Listing and a majority of the Independent Directors after the Listing, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Advisor shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.

(e) To the extent that the Advisor deems necessary or advisable, the Advisor may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Advisor, or enter into a shared facilities and services agreement with its affiliates, in order to enable the Advisor to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, and (ii) shall be approved by the Board of Directors prior to the Listing and the Independent Directors of the Company after the Listing.

(f) The Advisor may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Advisor deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Advisor shall have the right to cause any such services to be rendered by its employees or affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Advisor or its affiliates performing such services for the cost thereof; provided that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(g) The Advisor may effect transactions by or through the agency of another person with it or its affiliates which have an arrangement under which that party or its affiliates will from time to time provide to or procure for the Advisor and/or its affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries or the Advisor or its affiliates in providing services to the Company and the Subsidiaries on terms that no direct payment is made but instead the Advisor and/or its affiliates undertake to place business with that party.

(h) In executing portfolio transactions and selecting brokers or dealers, the Advisor will use its best efforts to seek on behalf of the Company and the Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Advisor shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Advisor may also consider whether such broker or dealer furnishes research and other information or services to the Advisor.

(i) The Advisor has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and the Subsidiaries. Although the Advisor will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided that such decision is made in good faith to promote the best interests of the Company and the Subsidiaries.

(j) As frequently as the Advisor may deem necessary or advisable, or at the direction of the Board of Directors, the Advisor shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, with respect to any Asset, reports and other information with respect to such Asset as may be reasonably requested by the Company.

(k) The Advisor shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(l) The Advisor shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(m) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Advisor’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 15 of this Agreement, the Advisor shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company and the Subsidiaries to be expended by the Advisor hereunder. Failure of the Advisor to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 13(a) of this Agreement to terminate this Agreement due to the Advisor’s unsatisfactory performance.

(n) In performing its duties under this Section 2, the Advisor shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Advisor at the Company’s and the Subsidiaries’ sole cost and expense.

Section 3.                 Devotion of Time; Additional Activities.

(a) The Advisor and its affiliates will provide the Company and the Subsidiaries with a management team, including a Chief Executive Officer, a Chief Financial Officer, and other appropriate support personnel. The Advisor is not obligated to dedicate any of its employees exclusively to the Company, nor is the Advisor or its employees obligated to dedicate any specific portion of its or their time to the Company.

(b) The Advisor agrees to offer the Company and the Subsidiaries the right to participate in all opportunities that the Advisor determines are appropriate for the Company and the Subsidiaries in view of their objectives, policies and strategies, and other relevant factors, subject to the exception that the Company and the Subsidiaries might not participate in each such opportunity but will on an overall basis equitably participate with the Advisor’s other funds in relevant opportunities. Nothing in this Agreement shall (i) prevent the Advisor or any of its affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Advisor or any of its affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Advisor or any of its affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Advisor will endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company and the Subsidiaries and the Advisor’s other clients.

(c) Advisors, partners, officers, employees, personnel and agents of the Advisor or affiliates of the Advisor may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

Section 4.                 Agency. The Advisor shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Assets, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or properties of the Company and the Subsidiaries.

Section 5.                 Bank Accounts. At the direction of the Board of Directors, the Advisor may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6.                 Records; Confidentiality. The Advisor shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Advisor shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company investors; (vi) as required by law or legal process to which the Advisor or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Advisor not resulting from the Advisor’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7.                 Obligations of Advisor; Restrictions.

(a) The Advisor shall require each seller or transferor of investment assets to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Advisor, be necessary and appropriate. In addition, the Advisor shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b) The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Advisor is ordered to take any such action by the Board of Directors, the Advisor shall promptly notify the Board of Directors of the Advisor’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Advisor, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Advisor and any Person providing sub-advisory or shared facilities services to the Advisor shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission by the Advisor, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

(c) The Board of Directors shall periodically review the Guidelines and the Company’s portfolio of Assets but will not review each proposed Asset, except as otherwise provided herein. If, prior to the Listing, a majority of the members of the Board of Directors or, after the Listing, a majority of the Independent Directors determines in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the members of the Board of Directors or a majority of the Independent Directors, as applicable, will consider what corrective action, if any, can be taken. The Advisor shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.

(d) Other than the exchange offer and related transactions related to the Offering, neither the Company nor the Subsidiaries shall acquire any security structured or issued by an entity managed by the Advisor or any affiliate thereof, unless (i) the acquisition is made in accordance with the Guidelines; (ii) such acquisition, if prior to the Listing, is approved in advance by a majority of the members of the Board of Directors and, if after the Listing, is approved in advance by a majority of the Independent Directors; and (iii) the acquisition is made in accordance with applicable laws.

(e) The Advisor shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Advisor under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

Section 8.                 Compensation.

(a) During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Advisor the Base Advisory Fee quarterly in arrears commencing with the quarter in which the Investment Advisory Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that the Investment Advisory Agreement was in effect).

(b) During the Initial Term and any Renewal Term, the Company shall pay the Advisor the Loan Sourcing Fee quarterly in arrears, provided that the Advisor shall (i) not receive the Loan Sourcing Fee in respect of any loans sourced through the Conduit Program that are pre-paid in full or which are repurchased within 90 days of the Subsidiaries' date of purchase (the "Loan Sourcing Fee Reimbursement") or (ii) reduce the amount of the subsequent quarter's Loan Sourcing Fee by the amount of the Loan Sourcing Fee Reimbursement. If the subsequent quarter's Loan Sourcing Fee is less than the Loan Sourcing Fee Reimbursement, the Advisor shall repay the difference between the Loan Sourcing Fee Reimbursement and the Loan Sourcing Fee within 30 days of the date of the payment date of that quarter's Loan Sourcing Fee.

(c) The Advisor shall compute each installment of the Base Advisory Fee and Loan Sourcing Fee within 30 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Advisor to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement in the case of the Base Advisory Fee, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Advisory Fee and Loan Sourcing Fee shown therein shall be due and payable in cash no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(d) The Base Advisory Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

(e) If at least two-thirds of the Independent Directors determine that the terms of the Loan Sourcing Fee are unfair, the Company (represented by the Independent Directors) and the Advisor shall endeavor to negotiate in good faith a revised Loan Sourcing Fee payable to the Advisor or its affiliates under this Agreement. In the event that the Company and the Advisor are unable to agree to the terms of the revised Loan Sourcing Fee within 45 days of the determination that the terms of the Loan Sourcing Fee are unfair, the Loan Sourcing Fee and Section 2(b)(iii) and Section 8(b) of this Agreement shall terminate.

Section 9. Expenses of the Company. The Company shall pay all of its expenses and shall reimburse the Advisor for documented expenses of the Advisor incurred on its behalf (collectively, the “Expenses”) excepting those expenses that are specifically the responsibility of the Advisor as set forth herein. Such costs and reimbursements shall not be in amounts which are greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis. Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(i) expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets;

(ii) costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Advisor or, if provided by the Advisor’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii) the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(iv) costs associated with the establishment and maintenance of any of the Company’s repurchase agreements or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings;

(v) expenses connected with communications to holders of the Company’s or our Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with any applicable reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vi) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used for the Company and the Subsidiaries;

(vii) expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Advisor in connection with the purchase, financing, refinancing, sale or other disposition of an Asset or establishment and maintenance of any repurchase agreements, or other financings or any of the Company’s or any of the Subsidiary’s securities offerings or exchange offerings;

(viii) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses including any research services utilized by the Advisor on the Company’s behalf;

(ix) compensation and expenses of the Company’s custodian and transfer agent, if any;

(x) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi) all taxes and license fees;

(xii) all insurance costs incurred in connection with the operation of the Company’s business;

(xiii) costs and expenses incurred in contracting with third parties, including affiliates of the Advisor, for the servicing and special servicing of the assets of the Company and the Subsidiaries;

(xiv) all other costs and expenses relating to the business operations of the Company and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xv) expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Assets separate from the office or offices of the Advisor;

(xvi) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;

(xvii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xviii) expenses incurred in connection with obtaining and maintaining the insurance coverage referred to in Section 7(e) above; and

(xix) all other expenses actually incurred by the Advisor (except as described below)which are reasonably necessary for the performance by the Advisor of its duties and functions under this Agreement.

In addition, the Company will be required to pay the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Advisor and its affiliates required for the operations of the Company and the Subsidiaries. These expenses will be allocated between the Advisor and the Company based on the ratio of the Company’s proportion of gross assets compared to all remaining gross assets managed or held by the Advisor as calculated at each quarter end. The Advisor and the Company will modify this allocation methodology, subject to the approval of the Board of Directors prior to the Listing and subject to the Independent Directors’ approval after the Listing, if the allocation becomes inequitable, based on significant leverage differences between the Company and the Advisor’s other clients.

The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods. The Company will reimburse the Advisor for all organizational, formation and offering costs it has incurred on behalf of the Company in connection with the Offering.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 10.             Calculations of Expenses. The Advisor shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Advisor on behalf of the Company and the Subsidiaries during each fiscal quarter, and shall deliver such statement to the Company within 30 days after the end of each fiscal quarter. Expenses incurred by the Advisor on behalf of the Company and the Subsidiaries shall be reimbursed by the Company to the Advisor on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Advisor against amounts due to the Company and the Subsidiaries. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

Section 11.             Limits of Advisor Responsibility; Indemnification.

(a) The Advisor assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Advisor, including as set forth in Section 7(b) of this Agreement. The Advisor, its officers, stockholders, members, managers, directors, personnel, any Person controlling or controlled by the Advisor and any Person providing sub-advisory or shared facilities services to the Advisor will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Advisor’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold the Advisor, its officers, stockholders, members, managers, directors, personnel, any Person controlling or controlled by the Advisor and any Person providing sub-advisory or shared facilities services to the Advisor, together with such Person’s officers, stockholders, members, managers, directors and personnel (each a “Advisor Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Advisor Indemnified Party made in good faith in the performance of the Advisor’s duties under this Agreement and not constituting such Advisor Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Advisor’s duties under this Agreement.

(b) The Advisor shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its stockholders, directors and officers and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Advisor Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Advisor’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 12.             No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Advisor partners or joint venturers or impose any liability as such on either of them.

Section 13.             Term; Termination.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until the third anniversary of completion of the Listing (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors or the holders of at least two-thirds of the outstanding shares of Common Stock (other than those shares held by certain parties related to the Company, including the Company’s members, principals, employees and affiliates) agree that (i) there has been unsatisfactory performance by the Advisor that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation (other than the Loan Sourcing Fee) payable to the Advisor hereunder is unfair; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Advisor agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Advisor prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Advisor shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation (other than the Loan Sourcing Fee) payable to the Advisor is unfair, the Advisor shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Advisor shall endeavor to negotiate in good faith the revised compensation (other than the Loan Sourcing Fee) payable to the Advisor under this Agreement, provided that the Advisor and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Advisor within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation (other than the Loan Sourcing Fee) payable to the Advisor hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Advisor agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Advisor are unable to agree to the terms of the revised compensation (other than the Loan Sourcing Fee) to be payable to the Advisor during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) In recognition of the level of the upfront effort required by the Advisor to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Advisor, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Advisor, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the average annual Base Advisory Fee earned by the Advisor during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal year prior to the date of termination.

(c) No later than 180 days prior to the anniversary date of this Agreement of any year during a Renewal Term, the Advisor may deliver written notice to the Company informing it of the Advisor’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Advisor the Termination Fee if the Advisor terminates this Agreement pursuant to this Section 13(c).

(d) If this Agreement is terminated pursuant to Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 13(b), 15(b), and 16 of this Agreement. In addition, Sections 11 and 20 of this Agreement shall survive termination of this Agreement.

Section 14.             Assignment.

(a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Advisor, unless such assignment is consented to in writing by the Company with the approval of a majority of the directors; provided, however, that no such approval shall be required in the case of an assignment by the Advisor to a majority-owned and controlled affiliate of ZAIS if such assignment does not require the Company’s approval under the Investment Advisers Act of 1940. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Advisor is bound, and the Advisor shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Advisor. This Agreement shall not be assigned by the Company without the prior written consent of the Advisor, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Advisor may subcontract and assign any or all of its responsibilities under Sections 2(b), 2(c) and 2(d) of this Agreement to any of its affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Advisor provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Advisor under this Agreement. In addition, the Advisor may assign this Agreement to any of its affiliates without the approval of the Independent Directors.

Section 15.             Termination for Cause.

(a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors of the Company to the Advisor, without payment of any Termination Fee, if (i) the Advisor, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Advisor takes steps to cure such breach within 30 days of the written notice), (ii) the Advisor engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Advisor in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Advisor’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Advisor authorizing or filing a voluntary bankruptcy petition, (v) the Advisor is convicted of (including a plea of nolo contendere) a felony or (vi) there is a dissolution of the Advisor.

(b) The Advisor may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Advisor the Termination Fee if the termination of this Agreement is made pursuant to this Section 15(b).

(c) The Advisor may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 16. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13 or 15 of this Agreement, the Advisor shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or Section 15(b), the applicable Termination Fee. Upon such termination, the Advisor shall forthwith:

(i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Advisor.

Section 17.             Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)           If to the Company:

ZAIS Financial Corp.

Two Bridge Avenue, Suite 322

Red Bank, New Jersey 07701-1106

Attention: General Counsel

Facsimile: (732) 978-7507

(b)           If to the Advisor:

ZAIS REIT Management, LLC

c/o ZAIS Group, LLC
Two Bridge Avenue, Suite 322

Red Bank, New Jersey 07701-1106

Attention: General Counsel

Facsimile: (732) 978-7507

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

Section 18.             Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 19.             Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 20.             GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 21.             No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 22.             Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 23.             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 24.             Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 25.             Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ZAIS FINANCIAL CORP.

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Chief Executive Officer and President

ZAIS REIT MANAGEMENT, LLC

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Chief Executive Officer

ZAIS FINANCIAL PARTNERS, L.P.

By:	ZAIS Financial Corp., its General Partner

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Chief Executive Officer and President

ZAIS ASSET I, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member

By:	ZAIS Financial Corp., its General Partner

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Chief Executive Officer and President

[Signature Page 1 of 3 to Investment Advisory Agreement]

ZAIS ASSET II, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member

By:	ZAIS Financial Corp., its General Partner

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Chief Executive Officer and President

ZAIS ASSET III, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member

By:	ZAIS Financial Corp., its General Partner

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Chief Executive Officer and President

ZAIS ASSET IV, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member

By:	ZAIS Financial Corp., its General Partner

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Chief Executive Officer and President

ZAIS FUNDING, INC

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Chief Executive Officer and President

[Signature Page 2 of 3 to Investment Advisory Agreement]

ZFC TRUST

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Trustee

ZFC TRUST TRS I, LLC

By:	ZFC Trust, its Managing Member

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Trustee

[Signature Page 3 of 3 to Investment Advisory Agreement]

Exhibit A

•	No acquisition shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes;

•	No acquisition shall be made that would cause the Company to be required to register as an investment company under the Investment Company Act; and

•	The Company’s Assets will be predominantly in residential mortgage loans, Non-Agency RMBS, Agency RMBS, and other real estate-related and financial assets, including, but not limited to, CMBS and ABS.

•	Until appropriate assets can be identified, the Advisor may deploy the proceeds of the Company’s or any Subsidiary’s securities offerings in interest bearing, short term investments, including money market accounts and/or funds that are consistent with the Company's intention to maintain its qualification as a REIT.